Exhibit 10.18

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is hereby entered into effective as of March 1, 2025, by and between Sumsare Resources, a Texas corporation (“You” or “you”) and Rare Resource Recycling, Inc., a Texas corporation and wholly owned subsidiary of REEcycle Holdings, Inc. (the “Company”, and collectively with You, the “Parties”). This Agreement sets forth the terms and conditions whereby you agree to provide certain services as described in Schedule A attached hereto.

1. SERVICES.

1.1 The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 You shall provide to the Company the services set forth in Schedule A (the “Services”).

1.3 The Company does not and shall not control or direct the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.

1.4 As set forth in Schedule 1, the Company shall provide you with access to its premises, materials, information and systems to the extent necessary for the performance of the Services. Unless otherwise specified in Schedule 1, you shall furnish, at your own expense, the materials, equipment, and other resources necessary to perform the Services.

1.5 You shall comply with all third-party access rules and procedures communicated to you in writing by the Company, including those related to safety, security, and confidentiality.

2. TERM. The term of this Agreement shall commence on March 1, 2025 and shall continue for a period of twelve months, unless earlier terminated in accordance with Section 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between you and the Company (referred to collectively as the “Parties”).

3. FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fee of $250.00 per hour. Effective June 1, 2025, the Company shall pay you a fee of $10,000.00 per month. You acknowledge that you will receive an IRS Form 1099-NEC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 The company will reimburse certain travel related costs as incurred and as approved by CEO.

3.3 The Company shall pay all undisputed Fees on the earlier to occur of five (5) Business Days after the last Business Day of the month in which the Services were rendered (provided an Invoice (as defined herein) is received by the Company on such last Business Day and five (5) Business Days after the Company receives a detailed invoice from you which includes the amount of time worked and a description of what was done during such time (each an “Invoice”).

4. RELATIONSHIP OF THE PARTIES.

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing, or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1 All documents, work product, and other materials that are delivered in connection with this Agreement and the Services provided (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. You acknowledge and agree that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” you hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

5.2 To the extent any copyrights are assigned under this Section 5, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3 You shall make full and prompt written disclosure to the Company of any inventions constitute Work Product, whether or not such inventions are patentable or protected as trade secrets. You shall not disclose to any third party the nature or details of any such inventions without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that you may file during the Term or at any time thereafter will belong to the Company, and you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.4 Upon the request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5 Notwithstanding Section 5.1, to the extent that any of your pre-existing materials are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, you hereby grant to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer, and sublicense (through multiple tiers) such rights to others without your approval.

5.6 As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

6. CONFIDENTIALITY.

6.1 You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers, or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you access or develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through your breach of this Agreement; or

(b) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall:

(a) be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; or

(b) prohibit or restrict you (or your attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding possible securities law violations, provided, that you use best efforts (unless otherwise prohibited by law) to give notice to the Company of any such communications or participation when initiated and/or give (as applicable).

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(i) file any document containing the trade secret under seal; and

(ii) do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES.

7.1 You represent and warrant to the Company that:

(a) you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b) your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c) you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f) all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to you that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. INDEMNIFICATION.

8.1 You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a) bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; or

(b) your breach of any representation, warranty, or obligation under this Agreement.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9. TERMINATION.

9.1 You or the Company may terminate this Agreement without cause upon ten (10) business days’ written notice to the other party to this Agreement. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.

9.2 You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the other party does not cure such breach within ten (10) business days after receipt of written notice of such breach.

9.3 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a) deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for your use by the Company;

(b) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating or based on the Confidential Information;

(c) permanently delete all Confidential Information stored electronically in any form, including on computer systems, networks, and devices such as cell phones; and

(d) certify in writing to the Company that you have complied with the requirements of this clause.

9.4 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 11, Section 12, Section 13, Section 14, Section 15, Section 16, and Section 17 shall survive the expiration or termination of this Agreement.

10. OTHER BUSINESS ACTIVITIES. You agree that you are not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, you shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice to you.

11. NON-SOLICITATION. You agree that during the Term of this Agreement and for a period of twelve months following the termination or expiration of this Agreement, you shall not make any solicitation to employ the Company’s personnel without written consent of the Company to be given or withheld in the Company’s sole discretion. For the purposes of this clause, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet or social media, shall not be construed as a solicitation or inducement, and the hiring of any such employee or independent contractor who freely responds thereto shall not be a breach of this clause.

12. ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

13. REMEDIES. In the event you breach or threaten to breach Section 6 or Section 12 of this Agreement, you hereby acknowledge and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. This equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

14. ARBITRATION.

14.1 Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including but not limited to the Services you provide to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered by the American Arbitration Association and held in New York, New York before a single arbitrator, in accordance with the American Arbitration Association’s rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

14.2 Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction.

15. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (including its statutes of limitations and APPLICABLE STATE CHOICE OF LAW STATUTE(S)), without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction other than those of the State of New York to apply.

16. MISCELLANEOUS.

16.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

16.2 All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

16.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

16.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

16.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

Rare Resource Recycling, Inc.

By:	/s/ Rasmus Gerdeman
Name:	Rasmus Gerdeman
Title:	CEO

ACCEPTED AND AGREED:

SUMSARE RESOURCES LLC

By:	/s/ Nicholas Justin Froneman
Name:	Nicholas Justin Froneman
Title:	Co-founder and partner – Sumsare Resources LLC

Date:	1 March 2025

SCHEDULE A

1. SERVICES: Support CEO in establishing partnership with Ben Davis, and find additional sources for the procurement of magnets. Additional work as directed by CEO.

Sch. A-1